Exhibit 1.2

[Translation]

Effective from January 8, 2003

As amended on April 1, 2013

BYLAWS REGARDING THE BOARD OF DIRECTORS

CHAPTER I

PURPOSE

Article 1.    (Purpose)

These Bylaws shall provide for matters concerning the Board of Directors pursuant to laws and ordinances, and the Articles of Incorporation of the Company.

CHAPTER II

ORGANIZATION

Article 2.    (Function)

1.	The Board of Directors shall conduct the following matters.

(1)	Determining significant matters concerning the businesses of the Company provided for in Article 2 of the Articles of Incorporation; and

(2)	Supervising the execution of the directors and executive officers duties.

(3)	Election and dismissal of the representative director(s).

2.	Matters concerning the executive officers shall be governed by the Bylaws regarding the executive officers prescribed by the Board of Directors.

Article 3.    (Constitution)

The Board of Directors shall consist of all the directors.

Article 4.    (Attendance of Corporate Auditors)

The corporate auditors shall attend meetings of the Board of Directors and express their opinions at those meetings, if necessary.

CHAPTER III

HOLDING, CONVOCATION AND CHAIRMAN OF MEETINGS

Article 5.    (Meetings)

1.	The Board of Directors shall hold ordinary meetings as well as extraordinary meetings.

2.	Ordinary meetings of the Board of Directors shall be held once every month.

3.	Extraordinary meetings of the Board of Directors may be held whenever necessary.

Article 6.    (Temporary Adjournment of Ordinary Meetings of the Board of Directors)

Ordinary meetings of the Board of Directors may be adjourned temporarily.

Article 7.    (Person Authorized to Convene Meetings and Chairman of Meetings)

1.	Unless otherwise provided for by laws and ordinances, the President shall convene and preside over meetings of the Board of Directors.

2.	In case the President is unable to so act, one of the other directors in the order previously determined by the Board of Directors shall convene and/or preside over such meetings of the Board of Directors.

3.	Other directors and corporate auditors may request convocation of meetings of the Board of Directors pursuant to the relevant provisions of laws and ordinances.

Article 8.    (Convocation and Reduction of Convocation Period)

Notice to convene a meeting of the Board of Directors shall be given to each of the directors and corporate auditors not less than three (3) days prior to the date of the meeting; provided, however, that in cases of emergency, such period may be shortened.

Article 9.    (Omission of Convocation Notice)

A meeting of the Board of Directors may be held without taking the procedures for convocation provided for in the immediately preceding Article with the consent of all of the directors and corporate auditors.

CHAPTER IV

QUORUM AND METHOD OF ADOPTING RESOLUTIONS

Article 10.    (Quorum and Method of Adopting Resolutions)

Resolutions of a meeting of the Board of Directors shall be adopted by an affirmative vote of a majority of the directors present at the relevant meeting who shall constitute a majority in number of all the directors entitled to take part in the vote.

Article 11.    (Person Who Has Special Interests)

Any Person who has special interests with respect to matters to be resolved at a meeting of the Board of Directors may not participate in voting for resolution thereof.

CHAPTER V

MATTERS TO BE RESOLVED

Article 12.    (Matters to be Resolved)

The following matters shall be resolved at meetings of the Board of Directors.

1.	Significant matters on management policies of the Company and its subsidiaries and other entities managed by the Company (collectively, herein after referred to as the “Group”) and management of subsidiaries of the Company.

(1)	Matters on management policies and management strategies of the Group;

(2)	Matters on the annual business plans and mid-and-long term plans of the Group;

(3)	Matters on significant capital policies of the Group;

(4)	Matters on accounting of the Group;

(5)	Matters on significant business alliance or dissolution of business alliance of the Group;

(6)	Matters on commencement of significant new business or abolition of existing business of the Group;

(7)	Matters on taking over or assignment of significant business of the Group;

(8)	Matters on transfers of a significant companies belonging to the Group;

(9)	Matters on significant strategies for business alliance of the Group;

(10)	Significant matters on risk management of the Group;

(11)	Significant matters on compliance of the Group;

(12)	Significant matters on auditing of the Group; and

(13)	Other significant matters of the Group.

2.	Significant matters of the Company.

(1)	Convocation of a general meeting of shareholders and determination of agenda thereof;

(2)	Election and dismissal of representative directors and directors with titles;

(3)	Appointment and dismissal of the executive officers, executive officers with titles and significant employees;

(4)	Approval of competitive transactions and transactions involving conflict of interests conducted by Directors;

(5)	Establishment, change and closing of significant organizations;

(6)	Approval of financial statements and business report as well as schedules to be attached thereto;

(7)	Interim dividends;

(8)	Issuance of shares and disposal of treasury shares;

(9)	Share splits;

(10)	Acquisition of shares;

(11)	Cancellation of shares;

(12)	Disposition and taking over of significant property;

(13)	Borrowing in large amounts;

(14)	Establishment, amendment and abolition of particularly significant regulations; and

(15)	Other significant matters.

3.	Other matters prescribed by laws and ordinances or the Articles of Incorporation or resolved by a resolution of a general meeting of shareholders.

4.	Other matters that the directors deem should be proposed at meetings of the Board of Directors.

CHAPTER VI

EXECUTIVE OFFICERS WITH TITLES

Article 13.    (Executive Officers with Titles)

1.	The Board of Directors shall appoint, by its resolution, the CEO.

2.	The Board of Directors may, by its resolutions, appoint Deputy President- Executive Officers, Senior Managing Executive Officers and Managing Executive Officers from among the executive officers.

CHAPTER VII

CEO

Article 14.    (Duty of the CEO)

The CEO, as the chief executive officer of the Group (the Group CEO), shall be responsible for the general execution of the business operations of the Company.

Article 15.    (Delegation to the CEO)

Determination of the detailed items regarding the matters resolved at a meeting of the Board of Directors and of any business that is not described in Article 12 shall be delegated to the CEO.

CHAPTER VIII

REPORT TO THE BOARD OF DIRECTORS

Article 16.    (Report on Conditions of Execution of Businesses)

The CEO shall report to the Board of Directors on the conditions of execution of businesses at least once in every three (3) months.

CHAPTER IX

MINUTES

Article 17.    (Minutes)

The minutes of meetings of the Board of Directors shall be prepared in writing or by electromagnetic file as provided for in laws and regulations, and the directors and corporate auditors present thereat shall affix their names and seals thereon or put their electronic signatures thereto.

Article 18.    (Division in Charge)

The division responsible for these Bylaws shall be the Group Planning Division.